EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103071) of Sensytech, Inc. of our report dated December 16, 2003 relating to the financial statement, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania
December 22, 2003